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                                                                    EXHIBIT 11.1

                                    SDL, INC.
                      COMPUTATION OF NET INCOME (LOSS) PER
                       COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)

                                                                Years Ended December 31,
                                                         -----------------------------------
PRIMARY (1)                                               1996          1995           1994
                                                         -------       -------        ------
    Weighted average number of common shares
    outstanding                                           12,012         9,228         5,738

    Incremental common shares attributable to
    shares issuable under employee stock plans
    (2)                                                    1,187            --         1,723

    Common and common equivalent related to
    stock and option issuance in accordance with
    SAB No. 55, 64 and 83                                     --            --            87
                                                         -------       -------        ------

         Total shares                                     13,199         9,228         7,548
                                                         =======       =======        ======

NET INCOME (LOSS)

    Amount                                               $ 7,121       $(2,819)       $2,195
                                                         =======       =======        ======

    Per Share                                            $  0.54       $ (0.31)       $ 0.29
                                                         =======       =======        ======

(1) Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amount shown above.

(2) Common equivalent shares relating to shares issuable under employee stock plans are not included in the 1995 calculation due to their anti-dilutive effect on the loss per share.